Exhibit 99.1

Contact:

Sondra Henrichon

Director Investor Relations and Corporate Communications

(617) 250-5839

shenrichon@dyax.com

Dyax Provides Update on DX-88 Development for Hereditary Angioedema

- Advances Subcutaneous Route of Administration -

CAMBRIDGE, Mass., March 28, 2005 - Dyax Corp. (Nasdaq:DYAX) today reported on the status of its clinical development program for DX-88 in hereditary angioedema (HAE), which is in a joint venture with Genzyme Corporation.  Following on positive preclinical study results, Dyax is advancing DX-88 into a clinical trial in normal volunteers to evaluate the safety and pharmacokinetics (PK) of a subcutaneous route of administration.  To date, Dyax has successfully completed two Phase II trials in HAE using an intravenous (IV) route of administration of DX-88, and a third Phase II trial is ongoing.  As Dyax and Genzyme have previously stated, they believe that a product that is easily self-administered will maximize DX-88’s appeal to patients and physicians and greatly enhance its market potential.  The subcutaneous DX-88 trial is expected to be completed during the first half of 2005.  Concurrently, Dyax and Genzyme continue their discussions with the US Food and Drug Administration (FDA) to finalize a protocol for their planned multi-center, controlled Phase III trial, for which the route of administration of DX-88 remains to be determined.  The companies expect some timeline modification for initiating the Phase III trial, however any delays are not expected to be substantial, and all factors are being considered in order to bring DX-88 to market as rapidly as possible.

Henry E. Blair, Chairman, President and CEO of Dyax commented, “Our ongoing Phase III planning discussions with the FDA include the route of DX-88 administration.  Should available results from our subcutaneous trial be positive and the timing coincide with concluding these discussions, we would consider dosing HAE patients with DX-88 via this route in a pivotal Phase III trial. This flexible approach takes advantage of the potential opportunity for subcutaneous DX-88 only if appropriate. We will also carefully consider overall development timelines, regulatory requirements and other factors as we finalize a

Phase III protocol for either route of DX-88 administration. We believe this is the most prudent approach for advancing to market the best product offering for HAE patients in the shortest timeframe.”

DX-88 Trials in HAE and Cumulative Data

To date, Dyax has successfully completed two Phase II trials (EDEMA0 and EDEMA1), and is conducting one active Phase II trial (EDEMA2) of DX-88 in HAE.  In these trials, over 170 doses of DX-88 have been administered to over 80 HAE patients by a 10-minute IV infusion.

EDEMA0 was a 9-patient, open label, single dose, dose-ranging trial conducted in the EU. EDEMA1 was a 48-patient, double-blind placebo-controlled, single dose, dose-ranging trial conducted in the US.  A third Phase II trial, EDEMA2, is ongoing and is an open label, repeat dosing study.

Final EDEMA1 results were announced in November 2004, and demonstrated that the group of patients receiving DX-88 (n=40) had a clinical response that was significantly better (p=0.0169) than those patients receiving placebo (n=8).  In EDEMA1, DX-88 was well tolerated and provided clinical benefit for all types of HAE attacks, including potentially fatal laryngeal attacks.

Interim EDEMA2 results based on the first 61 attacks treated in the trial were announced in January 2005, and highlighted that DX-88 is well tolerated and can elicit rapid clinical responses, with a median time to clinical response of 35 minutes. To date, over 115 HAE attacks have been treated in over 45 patients in EDEMA2.  Thirty patients have been successfully treated for up to 12 separate attacks, with no decrease in safety or efficacy observed, and no antibodies to DX-88 detected.  Analysis of durability of response in this trial has helped to identify an optimal dose level.

Notably, analysis of 18 life-threatening laryngeal attacks across all EDEMA trials with IV infusion shows a 94% response rate and a median time to response of 27 minutes.  These data were presented on March 21, 2005 at the Annual Meeting of the American Academy of Allergy, Asthma and Immunology (AAAAI) by Dr. Marco Cicardi, M.D. from the University of Milan, a well-known expert in the clinical management of patients with HAE.

Intravenous DX-88 for use in treating HAE has orphan drug designation in the US and Europe, as well as Fast Track designation in the US.

Hereditary Angioedema (HAE)

HAE is a rare inherited condition characterized by episodes of acute swelling and inflammation that can peripherally affect the extremities (hands, feet, face), the abdominal tract, the genitalia, and in life-threatening cases, the larynx.  Severe facial edema can also progress to the larynx.

The prevalence of hereditary angioedema is believed to be between 1/10,000 and 1/50,000 people worldwide.  The condition is caused by a genetic deficiency of C1 esterase inhibitor (C1-Inh), a naturally occurring molecule that inhibits kallikrein and other serine proteases in the blood.

Abdominal obstruction caused by HAE is often associated with bouts of severe pain, nausea, and vomiting caused by swelling in the intestinal wall. Peripheral attacks are the most physically disfiguring, yet all types of HAE attacks are debilitating. On average, patients have 12 HAE attacks per year which, if left untreated, endure for two to five days. The inconsistent nature of HAE attacks contributes to the patients’ sense of uncertainty and the fear of having a laryngeal attack that can rapidly close the airways.

Current Treatment of HAE

There is no marketed therapy for acute attacks of HAE in the United States.  Adult HAE patients often manage the frequency of attacks with the long-term use of anabolic steroids.

In some European countries, plasma derived C1-Inhibitor is available.  However, as with all plasma based products, C1-Inh carries the potential risk of blood-borne viruses and is also non-specific inhibitor of kallikrein.

DX-88 is a recombinant small protein that inhibits kallikrein in vitro with very high affinity (40 pM Ki) and unlike C1-Inh, does not inhibit any of the other serine proteases against which it was tested.  Kallikrein may be the most relevant target in HAE, as it is a key enzyme in the inflammatory cascade, in which it liberates bradykinin, the intermediary of pain and swelling associated with HAE.  The compound was discovered at Dyax Corp. and is being developed for the treatment of HAE in a joint venture between Dyax Corp. and Genzyme Corporation.

Dyax Disclaimer

This press release contains forward-looking statements, including statements regarding the potential therapeutic benefit of DX-88 for HAE, the timelines for its future clinical trials, and the prospects for regulatory developments regarding DX-88 for HAE.  Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors which may affect the potential therapeutic benefit of DX-88 for HAE, the timelines for its future clinical trials, and the prospects for regulatory developments regarding DX-88 for HAE include the risks that: DX-88 for HAE may not show therapeutic effect or an acceptable safety profile in clinical trials or could take a significantly longer time to gain regulatory approval than Dyax expects or may never gain approval; others may develop technologies or products for HAE superior to DX-88; Dyax is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacture, marketing, sales and distribution of DX-88; DX-88 may not gain market acceptance for HAE; Dyax may not be able to obtain and maintain intellectual property protection for DX-88 for the duration of its patent covering DX-88; and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

EDEMA0, EDEMA1 and EDEMA2 are trademarks of Dyax Corp.

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